Exhibit 3.18(b)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: PanAmSat International Systems, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the limited liability company (hereinafter the “Company”) is Intelsat International Systems, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 9th day of August, A.D. 2007.

By:	/s/ Patricia Casey
Authorized Person(s)

Name	Patricia Casey
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